Exhibit 4.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], 2022, by and among Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 24, 2021, and filed with the United States Securities and Exchange Commission (the “Commission”) on March 1, 2021 (the “Existing Warrant Agreement”);

WHEREAS, on March 1, 2021, SPAC closed its initial public offering (the “Public Offering”) of 28,750,000 SPAC public units (the “SPAC Public Units”) with each such unit consisting of one share of Class A common stock, par value $0.0001 per share, of SPAC (each an “SPAC Class A Ordinary Share”) and one-third of one SPAC public warrant (each whole public warrant, a “SPAC Public Warrant”) to public investors in the Public Offering, with each SPAC Public Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment as provided in SPAC’s registration statement on Form S-1, initially filed with the Commission on February 9, 2021 (the “IPO Registration Statement”), exercisable thirty (30) days after the closing of an initial Business Combination (as defined below) and will expire five (5) years after the date on which SPAC completes its initial Business Combination, or earlier upon redemption or SPAC’s liquidation. Only whole SPAC Public Warrants are exercisable. A holder of the SPAC Public Warrants will not be able to exercise any fraction of a SPAC Public Warrant;

WHEREAS, simultaneously with the consummation of its Public Offering, SPAC consummated a private placement of 5,166,667 SPAC private placement warrants (the “SPAC Private Placement Warrants” and together with the SPAC Public Warrants, the “Warrants”) to Wilson Boulevard LLC (the “Sponsor”) at a price of $1.50 per SPAC Private Placement Warrant, with each SPAC Private Placement Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment as described in the IPO Registration Statement, exercisable thirty (30) days after the closing of an initial Business Combination and will expire five (5) years after the date on which SPAC completes its initial Business Combination, or earlier upon redemption or SPAC’s liquidation;

WHEREAS, in order to finance the SPAC ’s transaction costs in connection with an intended merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the SPAC and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the SPAC ’s officers and directors had been entitled, but were not obligated, to loan the SPAC funds as the SPAC required, of which up to $1,500,000 of such loans were convertible into up to an additional 1,000,000 SPAC Private Placement Warrants at a price of $1.50 per SPAC Private Placement Warrant;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, SPAC, the Company, and Rigel Merger Sub Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2021, pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time (as defined below), Merger Sub will merge with and into SPAC, with SPAC surviving as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, the Merger Agreement provides that, among other things, after giving effect to a capital restructuring, at the effective time of the Merger (the “Effective Time”) (a) each Class B ordinary share of SPAC, par value $0.0001 per share (each, a “SPAC Class B Ordinary Share”, and together with SPAC Class A Ordinary Shares, the “SPAC Ordinary Shares”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Class A ordinary share of the Company, no par value (each, a “Company Class A Ordinary Share”), (b) each SPAC Class A Ordinary Share, issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Company Class A Ordinary Share and (c) the issued and outstanding Warrants will automatically and irrevocably be assumed by the Company and converted into a corresponding warrant exercisable for Company Class A Ordinary Shares;

WHEREAS, the Company has filed with the Commission a registration statement on Form F-4, File No. 333-264168, under the Securities Act of 1933, as amended, of, among other securities, the Company Warrants (as defined below) ;

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Existing Warrant Agreement, each as of the Effective Time; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Existing Warrant Agreement may be amended without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) for the purpose of adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties thereto deem shall not adversely affect the interest of the Registered Holders under the Existing Warrant Agreement.

 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Assignment and Assumption .

1.1.          Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and the Warrants (which shall become warrants of the Company upon consummation of the Merger) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (which shall become Warrants of the Company upon consummation of the Merger and as amended hereby) arising from and after the Effective Time.

1.2.          The Company hereby confirms the appointment of the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.          Amendment of Existing Warrant Agreement and Warrants. After giving effect to the Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement, and the Warrants issued thereunder, as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement and Warrants set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1.          Preamble.

2.1.1.          The preamble to the Existing Warrant Agreement is hereby amended by deleting “EJF Acquisition Corp., a Cayman Islands exempted company” and replacing it with “Pagaya Technologies Ltd., a company organized under the laws of the State of Israel” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to the Company rather than SPAC.

2.2.          Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on March 1, 2021, EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), closed its initial public offering (the “Public Offering”) of units (the “Public Units”) with each such unit consisting of one share of Class A common stock, par value $0.0001 per share, of EJFA (each an “EJFA Class A Ordinary Share”) and one-third of one EJFA public warrant (the “Public Warrants”), where each whole Public Warrant entitles the holder thereof to purchase one share of EJFA Common Stock at a purchase price of $11.50 per share, subject to adjustments as provided in the Registration Statement (as defined below), and, in connection therewith, issued and delivered approximately 9,583,333 warrants to public investors in the Public Offering;

WHEREAS, simultaneously with the consummation of the Public Offering, EJFA issued in a private placement an aggregate of 5,166,667 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Ordinary Share (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, EJFA has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-252892 (the “Registration Statement”) and prospectus (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Public Units and the Public Warrants and EJFA Class A Ordinary Shares included in the Public Units;

WHEREAS, EJFA, the Company and Rigel Merger Sub Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of September 15, 2021 (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into EJFA with EJFA surviving as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, the Merger Agreement provides that, among other things, after giving effect to a capital restructuring, at the effective time of the Merger (the “Effective Time”) (a) each Class B ordinary share of EJFA, par value $0.0001 per share (each, a “EJFA Class B Ordinary Share”, and together with EJFA Class A Ordinary Shares, the “EJFA Ordinary Shares”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Class A ordinary share of the Company, no par value (each, a “Company Class A Ordinary Share”), (b) each SPAC Class A Ordinary Share, issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Company Class A Ordinary Share and (c) the issued and outstanding Warrants will automatically and irrevocably be assumed by the Company and converted into a corresponding warrant exercisable for Company Class A Ordinary Shares (a “Company Warrant”);

WHEREAS, on [●], 2022, pursuant to the terms of the Merger Agreement, the Company, EJFA and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which EJFA assigned its rights and obligations under this Agreement to the Company and the Company assumed EJFA’s rights and obligations under this Agreement from EJFA;

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Effective Time, each of the issued and outstanding Public Warrants shall no longer be exercisable for EJFA Class A Ordinary Shares but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Class A Ordinary Shares;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on F-4, File No. 333-264168 for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Company Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Company Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Company Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Company Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Company Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3.          Reference to Company Warrants. All references to “Warrants”, “Private Placement Warrants” or “Public Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be changed to “Company Warrants”.

2.4.          Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.5.          Warrant Price. Section 3.1 of the Existing Warrant Agreement is hereby amended by (a) adding “(as defined below)” after the first appearance of the term “Business Days” and (b) adding the following sentence after the last sentence:

“As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close.”

2.6.          Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Company Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date on which the Merger is completed, and terminating at 5:00 p.m., New York City time, on the earlier of: (i) five years after the date on which the Merger is completed and (ii) on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Company Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below), each outstanding Company Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Company Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Company Warrants; provided, further, that any such extension shall be identical in duration among all the Company Warrants.”

2.7.          Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Company Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Company Class A Ordinary Shares on account of such Company Class A Ordinary Shares (or other shares of the Company’s capital stock into which the Company Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Company Class A Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Company Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Company Class A Ordinary Shares issuable on exercise of each Company Warrant) does not exceed $0.50.”

2.8.          Replacement of Securities upon Reorganization, etc. Section 4.5 of the Existing Warrant Agreement is hereby amended by deleting “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval)” from the first sentence.

2.9.          Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting “, except as part of the Units”.

2.10.          Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.11.          Registration of Ordinary Shares; Cashless Exercise at Company’s Option. Section 7.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.12.          Notices.

2.12.1.          Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Pagaya Technologies Ltd. Azrieli Sarona Bldg, 54th Floor 121 Derech Menachem Begin, Tel-Aviv, Israel 6701203
Attention:	Gal Krubiner Richmond Glasgow
Phone:	+972 (3) 715 0920
Email:	gal@pagaya-inv.com richmond@pagaya.com

with a copy to (which shall not constitute notice):

Pagaya US Holding Company LLC 90 Park Ave, New York, NY 10016
Attention:	Gal Krubiner Richmond Glasgow
Phone:	646-710-7714
Email:	gal@pagaya-inv.com richmond@pagaya.com

and

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001
Attention:	Jeffrey A. Brill Maxim Mayer-Cesiano B. Chase Wink
Telephone:	+1-212-735-3000
Email:	jeffrey.brill@skadden.com maxim.mayercesiano@skadden.com b.chase.wink@skadden.com

and

Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141 Israel
Attention:	Aaron M. Lampert Sharon Gazit
Phone:	+972-3-608-9999
Email:	aaron.lampert@goldfarb.com sharon.gazit@goldfarb.com”

2.13.          Amendments. The second sentence of Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of at least 50% of the then outstanding Company Warrants.”

2.14.          Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with the Exhibit A attached hereto.

3.          Miscellaneous Provisions.

3.1.          Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2.          Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3.          Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4.          Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the state of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the state of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5.          Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Company Warrant. The Warrant Agent may require any such holder to submit his, her or its Company Warrant for inspection by it.

3.6.          Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7.          Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8.          Reference to and Effect on Agreements; Entire Agreement.

3.8.1.          Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2.          This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

PAGAYA TECHNOLOGIES LTD.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EJF ACQUISITION CORP.

By:
Name: [•]
Title: [•]

[Signature Page to Assignment, Assumption and Amendment Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: [•]
Title: [•]

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

Warrant Certificate

[See attached.]